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                                                                     EXHIBIT 8.2


                 [WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]


                                             November 13, 1996



NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Center
Charlotte, North Carolina  28255

Gentlemen:

                  We have acted as special counsel to NationsBank Corporation, a North Carolina corporation ("NationsBank"), in connection with the proposed merger (the "Merger") of Boatmen's Bancshares, Inc., a Missouri corporation ("Boatmen's"), with and into NB Holdings Corporation, a Delaware corporation ("Merger Sub"), a direct wholly-owned subsidiary of NationsBank, upon the terms and conditions set forth in the Agreement and Plan of Merger dated as of August 29, 1996 (the "Agreement"). At your request, in connection with the closing of the Merger, we are rendering our opinion concerning certain federal income tax consequences of the Merger.


                  For purposes of the opinion set forth below, we have relied, with the consent of NationsBank and the consent of Boatmen's, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NationsBank, Merger Sub and Boatmen's (copies of which are attached hereto and which are incorporated herein by reference), and have assumed
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November 13, 1996
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that such certificates will be complete and accurate as of the Effective Time.
We have also relied upon the accuracy of the Registration Statement on Form S-4 (the "Registration Statement") and the Proxy Statement-Prospectus (the "Proxy Statement") as amended through the date hereof. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement or the appendices thereto (including the Agreement).

                  We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the State of Missouri, the State of Delaware and the United States.

                  Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be the material federal income tax consequences of the Merger:

                  (i) No gain or loss will be recognized by the shareholders of Boatmen's on the exchange of their shares of Boatmen's stock for shares of NationsBank stock pursuant to the terms of the Agreement to the extent of such exchange.

                  (ii) The federal income tax basis of the shares of the NationsBank stock for which shares of Boatmen's stock are exchanged pursuant to the Merger will be the same as the basis of such shares of Boatmen's stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of NationsBank Common Stock).

                  (iii) The holding period for shares of NationsBank stock for which shares of Boatmen's stock are exchanged will include the period that such shares of Boatmen's stock were held by the holder, provided such shares were capital assets of the holder.

                  (iv) The receipt of cash in lieu of fractional shares will be treated as if the fractional shares were
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                           distributed as part of the exchange and then redeemed
                           by NationsBank, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the Boatmen's Common Stock surrendered, which gain or loss will be capital gain or loss if the Boatmen's Common Stock was a capital asset in the hands of the shareholder.

                 This opinion may not be applicable to Boatmen's shareholders who received their Boatmen's stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

                 We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion under the caption "SUMMARY -- Certain Federal Income Tax Consequences", under the caption "THE MERGER -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement.


                                         Very truly yours,

                                         /s/ Wachtell, Lipton, Rosen & Katz